DGSE Announces Execution of a Letter of Intent to Acquire Southern Bullion Trading

DALLAS--(BUSINESS WIRE) ( June 16, 2011)-- DGSE Companies, Inc. (NYSE Amex: DGSE), which buys and sells jewelry, fine watches, diamonds, rare coins and precious metals products via traditional and internet channels announces that it has executed a Letter of Intent to acquire 100 percent ownership of Southern Bullion Trading (SBT) . A subsidiary of our refining partner NTR Metals, LLC is the majority owner of SBT. Under the terms of the Letter of Intent, DGSE will acquire SBT for a maximum of 600,000 shares of restricted DGSE common stock, the exact number of shares to be determined following an audit by DGSE. In connection with this transaction, NTR Metals will make an equity investment in DGSE of $2 million dollars and will receive 400,000 DGSE restricted common shares. The proceeds of this financing will be dedicated to SBT’s operations and future expansion. The closing of the transactions is subject to execution of definitive agreements, completion of due diligence and other matters but is expected by the end of July or early August of 2011.

SBT is one of the largest chains in the Southeast, with over twenty locations in  TN, AL, GA, NC and SC, that buy and sell bullion, coins, paper money, pre-owned watches, diamonds and all forms  of gold and silver.   SBT had unaudited revenues of approximately $35,000,000 and operating income of approximately $1,500,000 in 2010.

“I am very pleased to   announce the Letter of Intent to acquire SBT,” stated William Oyster, President and COO of DGSE. “The transaction will be very complimentary to our existing businesses and is designed to be immediately accretive to DGSE while expanding our footprint to a host of new markets.”

“SBT is one of the largest retail chains in the Southeast that buys and sells all forms of gold and silver, coins, paper money, pre-owned watches and diamonds.  The Company has aggressively expanded its operations, opening 12 new locations in fiscal 2010 and six thus far in 2011.  We expect to continue to expand the brand throughout its primary markets, and are very pleased that SBT’s entire management team, lead by James Vierling (President) will be joining DGSE.”

DGSE Companies, Inc. wholesales, retails and auctions jewelry, diamonds, fine watches, and precious metal bullion and rare coin products to domestic and international customers through its Dallas Gold and Silver Exchange, Charleston Gold and Diamond Exchange, Superior Gold & Diamond Exchange operations as well as through the internet. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country.  In addition to its retail facilities in Dallas and Euless, Texas, Charleston, South Carolina and Woodland Hills, California, the Company operates internet websites which can be accessed at www.dgse.com and through Superior Gold & Diamond Exchange website at www.sgde.com and Charleston Gold & Diamond Exchange at www.cgdeinc.com.  Real-time price quotations and real-time order execution in precious metals are provided on another DGSE web site at www.USBullionExchange.com. Wholesale customers can access our full vintage watch inventory through the restricted site at www.FairchildWatches.com. DGSE also purchases precious metals, rare coins, watches, diamonds and jewelry through www.AmericanGoldandSilverExchange.com, and over 900 supporting websites. DGSE also operates an independent website at www.dgsetreausurehunt.com that allows consumers to purchase one of a kind items collected throughout its system. DGSE BullionExpress are specialty precious metals stores currently located in Dallas, Texas and Woodland Hills, California.

The Company is headquartered in Dallas, Texas and its common stock trades on NYSE Amex Exchange under the symbol “DGSE”.

This press release includes statements which may constitute 'forward-looking" statements, usually containing the words "believe", "estimate", 'project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, DGSE has presented non-GAAP financial measures such as EBITDA. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors because they are an integral part of the Company's internal evaluation of operating performance. In addition, they are measures that DGSE uses to evaluate management's effectiveness. DGSE’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

DGSE Companies, Inc.
William Oyster, 972-484-3662
President and Chief Operating Officer
or
Investor Relations: Neal Feagans
Feagans Consulting, Inc., 303-449-1184